UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 20, 2018

ECO BUILDING PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-53875	20-8677788
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11568 Sorrento Valley Road #13

San Diego, California 92121

(Address of principal executive offices)

Phone: (858) 780-4747

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

The United States Patent and Trademark Office examined and allowed our patent application #15/344,298, dated November 4, 2016, titled “Fire Inhibitor Formulation.” Accordingly, we are pleased to disclose that we were awarded patent #9920250, issued on March 20, 2018.

As we announced on September 28, 2016, our Fire Inhibitor Formulation is a continuation-in-part application of our USPTO Application No. 15/238,463, entitled “Formulation and Method for Preserving Wood,” filed on August 16, 2016. We reported then that the composition contains no halogenated or toxic materials and can be considered safe around adult humans and animals. The solvent is water-based and the dry state of the composition emits virtually zero volatile organic compounds.

Eco Red Shield – AFL™ and FT™ – exhibit an eco-friendly fire resistance methodology for various wood substrates. Our FT™ formulation renders dimensional lumber, in various species, equivalent to traditional FRTW specifications, but without the harmful effects and strength degradation. The key constituent in these formulations is the use of our FRC 12™ fire inhibitor.

The technical abstract of our newly issued patent provided that our present invention is directed to an aqueous-based fire inhibitor formulation comprising potassium salts and high nitrogen-based constituents encapsulated with a binder. The formulation contains no halogenated or toxic materials and is considered safe around adult humans and animals. The solvent is water-based and the dry state of the formulation emits virtually zero volatile organic compounds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO BUILDING PRODUCTS, INC.

Date: April 3, 2018	By:	/s/ Tom Comery
Tom Comery
President & CEO